RELEASE AND SEVERANCE AGREEMENT

        THIS RELEASE AND SEVERANCE AGREEMENT (this “Agreement”) is between Roger L. Zingle, a resident of Michigan whose address is 6132 Pickwood Drive, West Bloomfield, Michigan 48322 (“Zingle”), Meritage Hospitality Group Inc., a Michigan corporation whose address is 3210 Eagle Run Drive, N.E., Suite 100, Grand Rapids, Michigan 49525 (“Meritage”), and OCM Food Service, LLC, d/b/a O’Charley’s of Michigan, a Michigan limited liability company whose address is 3210 Eagle Run Drive, N.E., Suite 100, Grand Rapids, Michigan 49525 (“O’Charley’s of Michigan”).

RECITALS

         A.   Zingle holds the position of President & Chief Operating Officer of O’Charley’s of Michigan, and Chief Operating Officer of Meritage.

         B.   Zingle is party to an employment agreement dated April 12, 2004 with O’Charley’s of Michigan (the “Employment Agreement”).

         C.   Zingle’s employment with Meritage and O’Charley’s of Michigan will end effective March 10, 2006, consistent with Paragraph 9 of the Employment Agreement. Zingle hereby resigns all of his positions with Meritage and O’Charley’s of Michigan effective March 10, 2006.

         D.    Zingle is entitled to a severance payment under Paragraph 9 of the Employment Agreement, and retains certain duties and responsibilities to O’Charley’s of Michigan that survive the Employment Agreement. To the extent there is any conflicting terms between this Agreement and the Employment Agreement, the terms of this Agreement shall be viewed as amending the Employment Agreement and shall supercede the conflicting terms of the Employment Agreement.

        In consideration of the foregoing and of the promises and the mutual covenants contained herein, it is hereby agreed between Zingle, Meritage and O’Charley’s of Michigan as follows:

AGREEMENT

        1.    Incorporation of Recitals. The Recitals are true and accurate, and are fully incorporated into this Agreement.

        2.    Payment Period. The Payment Period defined under the Employment Agreement is ten (10) months commencing March 10, 2006. The Payment Period will end early, however, if Zingle accepts new employment during the Payment Period. In that event, the Payment Period will terminate in its entirety, with no further payments due or owing for any remaining period of the ten month Payment Period, on either (i) June 10, 2006, or (ii) four weeks after the new employment is accepted, whichever time period is longer. Accordingly, in no event shall the Payment Period be less than three months (i.e., until 6/10/06) or greater than ten months (i.e., until 1/10/07). Examples: (A) if Zingle accepts new employment on June 1, 2006, the Payment Period would continue 4 more weeks (until June 29, 2006) and would then terminate in its entirety for the remainder of the ten month Payment Period; (B) if Zingle accepts new employment on April 1, 2006, the Payment Period would continue until June 10, 2006 and would then terminate in its entirety for the remainder of the ten month Payment Period. The phrase “accepting new employment” in this Agreement is intended to cover not only the hiring of Zingle, but any arrangement (e.g. consulting, etc.) where compensation or fees are paid for restaurant operational services provided by Zingle to a future employer in advance of Zingle’s retention as an employee. For example, if Zingle is retained to consult while the terms of a contract are being negotiated, Zingle’s “new employment” would include the consulting period.

        3.    Notice of Acceptance of New Employment. Zingle will immediately notify Meritage of his acceptance of new employment.

        4.    Vacation or Other Earned Wages. Zingle acknowledges that any earned vacation and personal days or other earned wages, and any expense reimbursements, that are due and owing Zingle have been made and are satisfied as of the date hereof. Accordingly, the only payments due Zingle hereafter are the severance payments defined in the Employment Agreement and consistent with the Payment Period described above.

        5.    Release and Discharge. In exchange for the good and valuable consideration set forth herein, Zingle hereby agrees to release, waive and discharge any and all actions, causes of actions, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys’ fees, or any other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including but not limited to any claim for damages or other relief for tort, breach of express or implied contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by any other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims for unlawful employment practices which Zingle has claimed, may claim, or could claim in any local, state or federal forum, against Meritage Hospitality Group Inc., its affiliates, employees, directors, officers, successors, assigns or subsidiaries (including but not limited to Meritage affiliated companies: (i) MHG Food Service Inc., (ii) MHG West Inc., (iii) OCM Food Service, LLC, (iv) OCM Development, (v) WM Limited Partnership – 1998, (vi) RES Management, LLC).

        6.    Stock Options. Zingle holds three option agreements under the 2002 Management Equity Incentive Plan: (i) for 100,000 shares with a grant date of 1/12/04, (ii) for 20,000 shares with a grant date of 12/16/04, and (iii) for 12,000 shares with a grant date of 12/12/05. Under the 2002 Management Equity Incentive Plan, any agreements granted will terminate on the earlier of the stated expiration date or 60 days after termination of employment. Meritage hereby extends the 60-day termination period relating to the three option agreements to the length of the Payment Period described above.

        7.     Consultation. Zingle agrees that he will be available to Meritage (without fee and at no cost to Zingle) for consultation regarding O’Charley’s operations during the Payment Period or until Zingle begins new employment, whichever period is shorter.

        8.    2006 Executive Incentive Compensation Plan. Zingle waives any claim he has or may have to a bonus or incentive award paid under the 2006 Executive Incentive Compensation Plan.

        9.    Review of Document & Consultation with Counsel. Zingle agrees that Zingle has read this Agreement carefully and understands all of its terms. Zingle has consulted, or has had the opportunity to consult, with an attorney prior to executing this Agreement.

        10.    Notices. Any notice hereunder must be in writing and sent by facsimile, personal delivery, express documentable delivery (such as Federal Express), or by certified mail to the address listed above. Either party may, by written notice to the other and served in the manner herein provided, designate a different address for notices.

        11.    Non-Competition. The Employment Agreement contains non-competition provisions in Paragraph 12(b)(i), (ii) and (iii) that are effective during the Payment Period. O’Charley’s of Michigan agrees to shorten the coverage as it relates to Paragraph 12(b)(i) and 12(b)(iii) for the period from March 10, 2006 until Zingle accepts new employment. The coverage of Paragraph 12(b)(ii) (re: hiring O’Charley’s employees, etc.) shall continue to be effective during the Payment Period. This Paragraph is not intended to alter, waive or affect Zingle’s separate confidentiality and non-competition agreements with O’Charley’s Inc.

        12.    Voluntary Act. In agreeing to sign this Release and Settlement Agreement, Zingle is doing so completely voluntarily and agrees that Zingle has not relied on any oral statements or explanations made by Meritage, O’Charley’s of Michigan, or either of their representatives.

        13.    Confidential Treatment. The parties mutually agrees not to disclose the terms of this Agreement, or the existence of this Agreement, to any third party except as is required by law (including SEC regulations), or as is necessary for purposes of securing counsel, or as is necessary in a judicial or administrative proceeding. Zingle agrees not to make disparaging or unfavorable remarks about Meritage, O’Charley’s of Michigan, or either of their officers, directors, employees or affiliates to any other person or entity.

        14.    Amendment. Any modification or amendment of this Agreement must be made in writing and signed by all the parties hereto.

        15.    Choice of Law, Venue & Interpretation. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan. Venue shall reside with state and federal courts located in Kent County, Michigan. The headings and captions in this Agreement are inserted for convenience only and shall not be used to limit or construe the paragraphs to which they apply, or other affect the interpretation thereof.

        16.    Binding Effect & Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and assigns. There are no third-party beneficiaries to this agreement.

        17.    Signatures. The parties acknowledge that this Agreement may be signed in counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement, and that a facsimile signature shall be deemed an original signature for all purposes.

        THIS AGREEMENT has been executed and entered into on the date indicated below:

MERITAGE HOSPITALITY GROUP INC. /s/Robert E. Schermer, Jr. Robert E. Schermer, Jr., CEO Dated: March 10, 2006	OCM DEVELOPMENT, LLC. /s/Robert E. Schermer, Jr. Robert E. Schermer, Jr., CEO Meritage Hospitality Group Inc. - Member Dated: March 10, 2006

ROGER L. ZINGLE /s/Roger L. Zingle Dated: March 1, 2006